EXHIBIT 4.33

AMENDMENT AGREEMENT

THIS AGREEMENT made as of June 8, 2010.

BETWEEN:

ELDORADO GOLD HOLDINGS (BC) LTD., a corporation incorporated under the laws of British Columbia (“Subco”)

- and -

ELDORADO GOLD CORPORATION, a corporation continued under the laws of Canada (“Eldorado”)

- and -

BRAZAURO RESOURCES CORPORATION, a corporation incorporated under the laws of British Columbia (“Brazauro”)

- and -

TRISTAR GOLD INC., a corporation incorporated under the laws of British Columbia (“Tristar”)

WHEREAS:

A.	Subco, Eldorado and Brazauro entered into an agreement dated May 11, 2010 (the “Arrangement Agreement”).

B.
Section 5.2(b) of the Arrangement Agreement provides that “New Brazauro”, a company to be incorporated by Brazauro, would “enter into a binding instrument in favour of Eldorado and Subco, addressing the matters detailed in Schedule G hereof, and acceding to this Agreement as a party (the “New Brazauro Accession”)”.

C.	Tristar is “New Brazauro”, as contemplated by the Arrangement Agreement, and wishes to enter into the New Brazauro Accession.

D.
Brazauro wishes to take certain steps prior to the Effective Date, whereby some or all of the Spin-off Property is transferred (the “Spin-off Property Transfer”) to Tristar or a Tristar subsidiary or a Brazauro subsidiary which shall not become an Eldorado subsidiary as a consequence of the transaction contemplated by the Arrangement Agreement.

E.
The Spin-off Property Transfer will require two payments of funds (collectively, the “Spin-off Payments”) to be paid by (i) a Tristar subsidiary to a Brazauro subsidiary which shall become an Eldorado subsidiary as a consequence of the transactions contemplated by the Arrangement Agreement and (ii) Tristar to Brazauro.

F.	The Spin-off Property Transfer and the Spin-off Payments are prohibited or restricted pursuant to the negative covenants of Brazauro under the Arrangement Agreement.

NOW THEREFORE IN CONSIDERATION OF THE PREMISES, the parties agree as follows:

1.
All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement.  All references herein to the Arrangement Agreement or any portion thereof refer to the Arrangement Agreement.

2.
Tristar covenants to Subco, Eldorado and Brazauro to be bound by all of the rights and obligations of New Brazauro under the Arrangement Agreement from the date hereof (the “Effective Date”), as if Tristar was named therein in the place of New Brazauro and as an original party and specifically, Tristar hereby makes and confirms the representations, warranties and covenants all as set out in Schedule G to the Arrangement Agreement, amended as indicated in Schedule A hereto (the “Tristar Accession”).

3.	Subco, Eldorado and Brazauro agree to the Tristar Accession.

4.
The parties agree to execute all additional deeds and other instruments (collectively the “Collateral Documentation”) under the Arrangement Agreement or any other instrument related to the Arrangement Agreement, both:

(a)	as may be required to perfect the Tristar Accession pursuant thereto; and

(b)	as reasonably required by any counterparty thereto.

5.
Tristar covenants and agrees to notify Subco, Eldorado and Brazauro immediately if any change of control, restructuring or reorganization of Tristar is proposed that may impact on Tristar’s ability to meet its obligations, duties and liabilities under the Arrangement Agreement.

6.	Tristar’s address for service and notices shall be as follows, unless and until changed in accordance with the Arrangement Agreement:

c/o 595 Burrard Street
P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver, British Columbia  V7X 1L3

Attention:  Brian Irwin
Facsimile:  (604) 631-3309

7.	The parties agree that the Plan of Arrangement, as set out in Schedule A to the Arrangement Agreement is replaced by the content of Schedule B hereto.

8.	Subco covenants, forthwith after the Effective Time, to amalgamate under s 273 of the BCBCA (the “Amalgamation”) with Newco (as defined in the Plan of Arrangement).

9.	Eldorado covenants to cause Subco to enter into the Amalgamation.

10.	The parties confirm that the transactions contemplated by the Plan of Arrangement and the Amalgamation shall be treated by the parties as an integrated transaction for U.S. tax purposes.

11.
The parties acknowledge and agree that, notwithstanding Sections 2.12 (b) and 7.5.1 of the Arrangement Agreement, the transfer of the Spin-off Property will be effected other than pursuant to the Plan of Arrangement.

12.
The parties agree that, subject to clause 13 hereof, notwithstanding the terms and conditions of the Arrangement Agreement, Brazauro may proceed to execute the Spin-off Property Transfer and Spin-off Payments, specifically as detailed in Schedule C hereto, and Eldorado and Subco waive any default under the Arrangement Agreement that otherwise would be triggered thereby.

13.
The Spin-off Property Transfer and the amounts and payment of the Spin-off Payments shall all be subject to the reasonable written approval of Eldorado, including as regards to all documents documenting the Spin-off Property Transfer.

14.	Brazauro and Tristar represent to Eldorado that none of the Retained Properties are the subject of the Spin-off Property Transfer.

15.	The parties agree that the last clause of Section 5.2 (d) of the Arrangement Agreement, which currently provides:

“… with a nominee of Eldorado to be appointed to the Brazauro Board immediately after each such resignation;”

be amended to provide:

“… with nominees of Eldorado to be appointed to the Brazauro Board immediately after such resignations;”

16.
The parties will at all times hereafter execute and deliver, at the request of the other, all such reasonable further documents and will do and perform all such reasonable acts as may be necessary to give full effect to the intent and meaning of this Amendment Agreement.

17.	This Amendment Agreement shall be interpreted in accordance with the governing laws of the Province of British Columbia and the laws of Canada having general application therein.

18.
This Amendment Agreement may be executed and delivered in any number of counterparts or facsimile counterparts with the same effect as if all parties had all signed and delivered the same document and all counterparts when executed and delivered (by facsimile or otherwise) will be construed together to be an original and will constitute one and the same agreement.

19.
This Amendment Agreement is expressly made a part of the Arrangement Agreement to the same extent as if incorporated therein, mutandis mutandis, and the parties agree that all representations, warranties, agreements, covenants, conditions and provisos contained in the Arrangement Agreement except as amended or altered herein shall be and remain unaltered and in full force and effect.  The Parties confirm and ratify the Arrangement Agreement as amended and extended hereby and hereinafter the term “Arrangement Agreement “ shall mean and include the Arrangement Agreement and this Amendment Agreement.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement as of the date appearing at the commencement hereof.

ELDORADO GOLD HOLDINGS (BC) LTD.

By:
Name:
Title:

ELDORADO GOLD CORPORATION

By:
Name:
Title:

BRAZAURO RESOURCES CORPORATION

By:
Name:
Title:

TRISTAR GOLD INC.

By:
Name:
Title:

SCHEDULE A

TRISTAR REPRESENTATIONS, WARRANTIES AND COVENANTS

1.	Representations and Warranties of Tristar

Tristar represents and warrants to Eldorado and Subco on the date hereof and acknowledges that Eldorado and Subco are relying upon such representations and warranties in connection with the Accession to the Arrangement Agreement:

(a)
Organization and Qualification. Tristar is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted.  Tristar is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary.

(b)
Authority Relative to this Agreement.  Tristar has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Tristar and the performance by Tristar of its obligations under this Agreement have been duly authorized by the board of directors of Tristar and no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by Tristar and constitutes a legal, valid and binding obligation of Tristar, enforceable against Tristar in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary.

(c)
No Violation.  Neither the execution and delivery of this Agreement by Tristar nor the completion of the Arrangement pursuant to the Plan of Arrangement nor compliance by Tristar with any of the provisions hereof will violate, conflict with, or result in a breach of any material provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the articles of incorporation or Laws governing Tristar or any material contract or other instrument or obligation to which Tristar is a party or to which Tristar or any of its properties or assets, may be subject or by which Tristar is bound and which would materially adversely affect Tristar’s ability to perform its obligations under this Agreement or violate any Law applicable to Tristar or any its properties or assets.

2.	Survival of Representations and Warranties

The representations and warranties of Tristar shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which the Arrangement Agreement is terminated in accordance with its terms.

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3.	Covenants of New Brazauro

Tristar shall perform all obligations required or desirable to be performed by it under the Arrangement Agreement, co-operate with Subco and Eldorado in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in the Arrangement Agreement and, without limiting the generality of the foregoing, Tristar shall:

(a)
be responsible for all information in the Brazauro Circular regarding Brazauro and its affiliates prior to the Effective Time, including all information provided to Eldorado or obtained from the Brazauro Public Disclosure Record for the purposes of describing the resulting issuer following the Effective Time and all information regarding Tristar.  For greater certainty, Eldorado shall not be responsible for any information in the Brazauro Circular relating Tristar.

(b)	on or prior to the Effective Date, conditionally allot and reserve for issuance a sufficient number of Shares to be issued under the Plan of Arrangement;

(c)
cooperate in all necessary ways, do all things, sign all documents, execute all transfers and assumptions and post all security required by any Governmental Entity in connection with the transfer of the Spin-Off Property to Tristar;

(d)
for a period of five years after the Effective Date, Tristar and each of its affiliates not acquire any Mineral Rights (or an interest therein) or Other Rights (or an interest therein) located wholly or in part within a 5 kilometre radius of the nearest boundary of the Retained Projects (the “Acquired Interest”) except in accordance with subsection (e), below;

(e)
if Tristar or any of its affiliates acquires or proposes to acquire an Acquired Interest, within thirty days after such acquisition or proposed acquisition, then Tristar, or the applicable affiliate of Tristar, if applicable, shall notify Eldorado of such acquisition or proposed acquisition.  Such notice shall describe in detail the Acquired Interest, the acquiring affiliate, if applicable, and the cost thereof.  Tristar shall make any and all information concerning the Acquired Interest available for inspection by Eldorado.  Within thirty days after receiving the notice and information, Eldorado shall have the option to elect to acquire such Acquired Interest at its cost.  If Eldorado does not elect to acquire such Acquired Interest, then Tristar and any of its affiliates will be free to acquire or otherwise deal with such Acquired Interest for its own account;

(f)
Tristar shall assume all termination obligations with respect to such employees of Brazauro and its subsidiaries, except for those employees related to the Retained Projects under employment agreements as are disclosed in Schedule 5.7 of the Disclosure Letter.

(g)	indemnify Brazauro and Eldorado from any liabilities:

(i)	included in or related to the Assumed Spin-Off Liabilities; and

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(ii)
relating to employees of Brazauro or any subsidiary of Brazauro prior to the Effective Date, except for those obligations which Eldorado specifically covenants to satisfy pursuant to Section 5.7 of the Arrangement Agreement;

SCHEDULE B

PLAN OF ARRANGEMENT

SCHEDULE C

SPIN-OFF PROPERTY TRANSFER AND SPIN-OFF PAYMENTS

1.     Asset Sale and Purchase Agreement between BRAZAURO RECURSOS MINERAIS LTDA. (“BRM”), as Seller, and TRISTAR MINERAÇÃO DO BRASIL LTDA. (“TMB” ), previously named  MINERAÇÃO ÁGUA BRANCA LTDA. (“MAB”), as Buyer.

Assets sold: software, machines & equipment, moveable assets and fixtures, information technology equipment, communication equipment, plant equipment  and vehicle equipment, all as detailed in the Schedule I of the subject agreement.

2.     Agreement for Assignment of Mineral Rights by BRM to TMB

Mineral Rights: DNPM Processes Nos 850.819/2006, 850.595/2007, 850.596/2007 and 850.652/2007

Assignment price paid: R$2,200.00

3.     Quota Purchase and Sale Agreement and Other Covenants between BRM and BRAZAURO HOLDINGS (BRAZIL) LTD. (“Brazauro Holdings”) as Sellers, and TRISTAR GOLD INC. and TRISTAR GOLD [BRAZIL] INC. as Buyers and MAB as intervening party

Quota sold: 1000 quota of MAB comprising 999 quota owned by BRM and 1 quota owned by Brazauro Holdings

Sale Price paid: R$1,000.00

4.     Share Purchase and Sale Agreement between BRAZAURO RESOURCES CORPORATION as Seller and TRISTAR GOLD INC. as Buyer

Shares sold: all the issued and outstanding shares of STAR U.S. INC and of BRAZAURO HOLDINGS (BVI) LTD.